Exhibit 4.21
Dated 29 April 2015

LELU SHIPPING COMPANY INC.
 as Borrower

and

DANISH SHIP FINANCE A/S (DANMARKS SKIBSKREDIT A/S)
 as Lender

LOAN AGREEMENT

relating to a term loan facility of up to US$30,000,000 to finance part of the acquisition cost of a Capesize bulk carrier named "SANTA BARBARA"

	Index
Clause		Page

1	Interpretation	1
2	Facility	13
3	Drawdown	13
4	Interest	14
5	Interest Periods	15
6	Default Interest	16
7	Repayment and Prepayment	17
8	Conditions Precedent	18
9	Representations and warranties	19
10	General Undertakings	22
11	Corporate Undertakings	26
12	Insurance	27
13	Ship Covenants	32
14	Security Cover	36
15	Payments and calculations	38
16	Application of receipts	39
17	Events of Default	40
18	Fees and Expenses	44
19	Indemnities	45
20	No set-off or tax deduction	47
21	Illegality, etc	48
22	Increased costs	49
23	Set-off	50
24	Transfers and Changes in Lending Office	51
25	Variations and Waivers	52
26	Notices	53
27	Supplemental	54
28	Law and Jurisdiction	55
Schedule 1 Drawdown Notice		57
Schedule 2 Condition Precedent Documents		58
Execution Page		61

THIS AGREEMENT is made on 29 April 2015
BETWEEN
(1)	LELU SHIPPING COMPANY INC., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island,MH96960, Majuro, Marshall Islands as borrower (the "Borrower"); and
(2)	DANISH SHIP FINANCE A/S (DANMARKS SKIBSKREDIT A/S), acting through its office at Sankt-Annae Plads 3, DK-1250 Copenhagen K, Denmark as lender (the "Lender").
BACKGROUND
The Lender has agreed to make available to the Borrower, in one advance, a term loan facility of up US$30,000,000 for the purpose of financing part of the acquisition cost of a Capesize bulk carrier named "SANTA BARBARA".
IT IS AGREED as follows:
1	INTERPRETATION
1.1	Definitions
Subject to Clause 1.5, in this Agreement:
"Agreed Form" means in relation to any document, that document in the form approved in writing by the Lender or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;
"Approved Broker" means H. Clarkson & Company Limited, Simpson Spence & Young (London) Ltd., Arrow Sale & Purchase (UK) Limited, Breamar Seascape Limited, Fearnleys AS, R.S. Platou Shipbrokers AS, or any other any reputable sale and purchase broker approved by the Lender;
"Approved Charter" means any time charterparty in respect of such ship of a duration (including any options) of more than 12 months entered into by that Borrower and a charterer;
"Approved Charterparty Assignment" means, in respect of the Approved Charter, a specific deed of assignment of the rights of the Borrower executed or to be executed by the Borrower in favour of the Lender in the Agreed Form;
"Approved Flag" means the flag of the Republic of the Marshall Islands or any other flag the Lender may, in its sole and absolute discretion, approve as the flag on which the Ship may be registered;
"Approved Flag State" means the Republic of the Marshall Islands or any other country in which the Lender may, in its sole and absolute discretion, approve as the flag on which the Ship may be registered;
"Approved Manager" means, Diana Shipping Services S.A., a company incorporated and existing under the laws of Panama having its registered office at Edificio Universal, Piso 12, Avenida Federico Boyd, Panama, Republic of Panama and maintaining an office at 16 Pendelis Street, 175 64, Palaio Faliro, Greece or or any other company which the Lender may approve from time to time as the technical and/or commercial manager of that Ship;
"Approved Manager's Undertaking" means a letter of undertaking executed or to be executed by the Approved Manager in favour of the Lender, agreeing certain matters in relation to the Approved Manager and subordinating its rights against the Ship and the Borrower to the rights of the Lender under the Finance Documents, in the Agreed Form;
"Availability Period" means the period commencing on the date of this Agreement and ending on:
(a)	1 June 2015 (or such later date as the Lender may agree with the Borrower); or
(b)	if earlier, the date on which the Lender's obligations to advance the Loan is cancelled or terminated;
"Borrower" means Lelu Shipping Company Inc., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands;
"Business Day" means a day on which banks are open in London, Athens, Piraeus and Copenhagen and in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;
"CISADA" means the United States Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010 as it applies to non-US persons;
"Code" means the United States Internal Revenue Code of 1986;
"Commitment" means $30,000,000 as that amount may be reduced, cancelled or terminated in accordance with this Agreement;
"Contractual Currency" has the meaning given in Clause 19.4;
"Dollars" and "$" means the lawful currency for the time being of the United States of America;
"Drawdown Date" means the date requested by the Borrower for the Loan to be advanced, or (as the context requires) the date on which the Loan is actually advanced;
"Drawdown Notice" means a notice in the form set out in Schedule 1(or in any other form which the Lender approves or reasonably requires);
"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Lender and which arise out of the use or operation of the Ship, including (but not limited to):
(a)	except to the extent that they fall within paragraph (b):
(i)	all freight, hire and passage moneys;
(ii)	compensation payable to the Borrower or the Lender in the event of requisition of the Ship for hire;
(iii)	remuneration for salvage and towage services;
(iv)	demurrage and detention moneys;
(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship; and
(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)	if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;
"Environmental Claim" means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or
(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;
"Environmental Incident" means:
(a)	any release of Environmentally Sensitive Material from the Ship; or
(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or
(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;
"Environmental law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;
"Event of Default" means any of the events or circumstances described in Clause 17.1;
"FATCA" means:
(a)	sections 1471to 1474 of the code or any associated regulations;
(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph(a)above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA;
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction;
"Finance Documents" means:
(a)	this Agreement;
(b)	the Guarantee;
(c)	the Mortgage;
(d)	the General Assignment;
(e)	any Approved Charterparty Assignment;
(f)	the Approved Manager's Undertaking; and
(g)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, the Guarantor, the Approved Manager, any other Security Party or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition, and, in the singular, means any of them;
"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor:
(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;
(b)	under any loan stock, bond, note or other security issued by the debtor;
(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;
(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;
(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or
(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

"Fleet Vessels" means all of the vessels (including, but not limited to, the Ship) from time to time wholly owned by members of the Group (each a "Fleet Vessel");
"GAAP" means the generally accepted accounting principles from time to time in effect in the United States of America;
"General Assignment" means a first priority general assignment given by the Borrower of the Earnings, the Insurances and any Requisition Compensation in respect of the Ship executed or to be executed by the Borrower and the Lender in the Agreed Form;
"Group" means the Guarantor and all its subsidiaries (including, but not limited to, the Borrower) from time to time during the Security Period and "member of the Group" shall be construed accordingly;
"Guarantee" means the guarantee of the obligations of the Borrower under this Agreement and the other Finance Documents to be executed by the Guarantor in the Agreed Form;
"Guarantor" means Diana Shipping Inc., a corporation incorporated and existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960, Majuro, Marshall Islands;
"lACS"  means the International Association of Classification Societies;
"Initial Market Value" means the Market Value thereof determined in accordance with the valuation to be provided to the Lender pursuant to paragraph 5, Part B of Schedule 2;
"Insurances" means:
(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in respect of the Ship, its Earnings or otherwise in relation to it whether before, on or after the date of this Agreement; and
(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;
"Interest Period" means a period determined in accordance with Clause 5;
"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended, supplemented or superseded from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code);
"ISPS Code" means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time);
"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code;
"Lender" means Danish Ship Finance A/S (Danmarks Skibskredit A/S), acting through its office at Sankt-Annae Plads 3, DK-1250 Copenhagen K, Denmark or its successor or assign;
"LIBOR" means, in relation to any period:

(a)	the Screen Rate;
(b)	if no rate is quoted on the applicable Screen Rate for that period, the rate which results from interpolating on a linear basis between:
(i)	the rate quoted on the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the applicable period of the relevant part of the Loan; and
(ii)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the applicable period of that part of the Loan; or
(c)	if no rate is quoted on the applicable Screen Rate, the arithmetic mean of rates per annum at which deposits in Dollars are offered to the Lender by 2 leading banks in the London Interbank Market at the Lender's request at or about 11.00 a.m. (London time) on the Quotation Date for that period for a period equal to that period and for delivery on the first Business Day of it; and
if any such rate is below zero, LIBOR will be deemed to be zero;
"Loan" means the principal amount for the time being outstanding under this Agreement;
"Major Casualty" means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;
"Mandatory Cost" means, in relation to the Loan, the cost calculated as a percentage rate per annum incurred by the Lender as a result of compliance with the requirements of the European Central Bank (or any other authority which replaces all or any of its functions), as may be determined by the Lender and notified from time to time to the Borrower and, if requested by the Borrower, such cost to be certified by the Lender;
"Margin" means 2.15 per cent. per annum;
"Market Value" means the market value of the Ship determined in accordance with Clause 14.3;
"Material Adverse Change" means the occurrence or development of any event or circumstance which, in the opinion of the Lender, has or could have a material adverse effect on:
(a)	the Borrower's or any Security Party's:
(i)	financial position, profitability or state of affairs;
(ii)	ability to perform their respective obligations under the Finance Documents to which they are each a party;
(iii)	ability to discharge their respective liabilities under the Finance Documents as they fall due; or
(b)	the validity or enforceability of any of the Finance Documents;
"Maturity Date" means the date falling on the earlier of (i) the seventh anniversary of the Drawdown Date and (ii) 1 June 2022;

"Mortgage" means the first preferred or, as the case may be, priority ship mortgage (and, if applicable, collateral deed of covenant) in respect of the Ship under the relevant Approved Flag to be executed by the Borrower in favour of the Lender in the Agreed Form;
"Negotiation Period" has the meaning given in Clause 4.6;
"Obligors" means, together, the Borrower and the Corporate Guarantor and, in the singular, means either of them;
"Palios Family" means, together, each of the following:
(a)	Mr. Simeon Palios;
(b)	all the lineal descendants in direct line of Mr. Palios;
(c)	a husband or wife or widower or widow of any of the above persons;
(d)	the estates, trusts or legal representatives of which any of the above persons are the beneficiaries; and
(e)	each company legally or beneficially owned or (as the case may be) controlled by one or more of the persons or entities which would fall within paragraphs (a) to (d) of this definition, and each one of the above shall be referred to as "a member of the Palios Family";
"Party" means a party to this Agreement;
"Payment Currency" has the meaning given in Clause 19.4;
"Permitted Security Interests" means:
(a)	Security Interests created by the Finance Documents;
(b)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;
(c)	liens for salvage;
(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;
(e)	liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 13.13(f);
(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and
(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

"Pertinent Document" means:
(a)	any Finance Document;
(b)	any policy or contract of insurance contemplated by or referred to in Clause 12 or any other provision of this Agreement or another Finance Document;
(c)	any other document contemplated by or referred to in any Finance Document; and
(d)	any document which has been or is at any time sent by or to the Lender in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);
"Pertinent Jurisdiction", in relation to a company, means:
(a)	England and Wales;
(b)	the country under the laws of which the company is incorporated or formed;
(c)	a country in which the company has the centre of its main interests or in which the company's central management and control is or has recently been exercised;
(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;
(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and
(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);
"Pertinent Matter" means:
(a)	any transaction or matter contemplated by, arising out of, or connection with a Pertinent Document; or
(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);
and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;
"Potential Event of Default" means any event or circumstance specified in Clause 17 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) constitute an Event of Default;
"Prohibited Person" means any person {whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;
"Quotation Date" means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Lender in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);
"Relevant Person" has the meaning given in Clause 17.7;
"Repayment Date" means a date on which a repayment is required to be made under Clause 7;
"Repayment Instalment" has the meaning given to it in Clause 7.l(a);
"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph {b) of the definition of "Total Loss";
"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):
(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America (including as imposed by CISADA); or
(b)	otherwise imposed by any law or regulation,
by which the Borrower is bound or to which it is subject or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of the Borrower
"Screen Rate" means the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed on pages LIBOR0l or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrower;
"Secured Liabilities" means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;
"Security Interest" means:
(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;
(b)	the security rights of a plaintiff under an action in rem; and
(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

"Security Party" means the Guarantor, the Approved Manager, any person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of "Finance Documents";
"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrower and the Security Parties that:
(a)	all amounts which have become due for payment by each of the Borrower or any Security Party under the Finance Documents have been paid;
(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;
(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 18, 19 or 20 or any other provision of this Agreement or another Finance Document; and
(d)	the Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;
"Ship" means the 2015-built Capesize bulk carrier of 179,426 deadweight tonnage with IMO number 9675951 constructed by Beihai Shipbuilding Heavy Industry, Qindao, the People's Republic of China and registered in the ownership of the Borrower under an Approved Flag with the name "SANTA BARBARA";
"SMC" means, in relation to the Ship, a safety management certificate issued in respect of that Ship in accordance with the ISM Code;
"Total Loss" means:
(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;
(b)	any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1year without any right to an extension) unless it is within 1month redelivered to the full control of the Borrower;
(c)	any condemnation of the Ship by any tribunal or by any person or person claiming to be a tribunal; and
(d)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless she is within 1month redelivered to the full control of the Borrower; and
"Total Loss Date" means:
(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning the Ship with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred; and
"4.29.15 DANISH SHIP FINANCE" means the United States of America.
1.2	Construction of certain terms
In this Agreement:
"administration notice" means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;
"approved" means, for the purposes of Clause 12, approved in writing by the Lender;
"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
"company" includes any partnership, joint venture and unincorporated association; "consent"  includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;
"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;
"document" includes a deed; also a letter or fax;
"excess risks" means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;
"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;
"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;
"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
"months" shall be construed in accordance with Clause 1.3;

"obligatory insurances" means all insurances effected, or which the Borrower owning the Ship is obliged to effect, under Clause 12 or any other provision of this Agreement or another Finance Document;
"parent company" has the meaning given in Clause 1.4;
"person" includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;
"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed and/or represented in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses {1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses {Hulls) {1/11/95) or clause 8 of the Institute Time Clauses {Hulls) {1/10/83) or the Institute Amended Running Down Clause {1/10/71) or any equivalent provision;
"regulation" includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
"subsidiary" has the meaning given in Clause 1.4;
"successor" includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person's rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;
"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and
"war risks" includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses {1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) {1/11/95) or clause 23 of the Institute Time Clauses {Hulls) {1/10/83) or any equivalent provision.
1.3	Meaning of "month"
A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:
(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or
(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day and "month" and "monthly" shall be construed accordingly.

1.4	Meaning of "subsidiary"
A company (S) is a subsidiary of another company (P) if:
(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or
(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or
(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or
(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P and any company of which Sis a subsidiary is a parent company of S.
1.5	General lnterpretation
In this Agreement:
(a)	references to, or to a prov1s1on of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;
(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;
(c)	words denoting the singular number shall include the plural and vice versa; and
(d)	Clauses 1.1to 1.5 apply unless the contrary intention appears.
1.6	Headings
In interpreting a Finance Document or any provision of a Finance Document, all clause, sub- clause and other headings in that and any other Finance Document shall be entirely disregarded.
2	FACILITY
2.1	Amount of facility
Subject to the other provisions of this Agreement, the Lender shall make available to the Borrower a loan facility of up to $30,000,000.
2.2	Purpose of the Loan
The Borrower undertakes with the Lender to use the Loan only for the purpose of financing part of the acquisition cost of the Ship.
3	DRAWDOWN
3.1	Request for the Loan
Subject to the following conditions, the Borrower may request the Loan to be advanced by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (Copenhagen time) 3 Business Days prior to the intended Drawdown Date.

3.2	Availability
The conditions referred to in Clause 3.1 are that :
(a)	the Drawdown Date has to be a Business Day during the Availability Period; and
(b)	the Loan shall not exceed the amount of $30,000,000 .
3.3	Drawdown Notice irrevocable
The Drawdown Notice must be signed by a duly authorised signatory of the Borrower; and once served, the Drawdown Notice cannot be revoked without the prior consent of the Lender.
3.4	Disbursement of the Loan
Subject to the provisions of this Agreement, the Lender shall on the Drawdown Date advance the Loan to the Borrower; and payment to the Borrower shall be made to the account which the Borrower specifies in the Drawdown Notice.
3.5	Disbursement of Loan to third party
The payment by the Lender under Clause 3.4 shall constitute the borrowing of the Loan and the Borrower shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to the Loan.
4	INTEREST
4.1	Payment of normal interest
Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period applicable to it shall be paid by the Borrower on the last day of that Interest Period.
4.2	Normal rate of interest
Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of (i) the Margin, (ii) the Mandatory Cost (if applicable) and (iii) LIBOR for that Interest Period.
4.3	Payment of accrued interest
In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.
4.4	Notification of market disruption
The Lender shall promptly notify the Borrower if for any reason the Lender is unable to obtain Dollars in the London Interbank Market in order to fund the Loan (or any part of it) during any Interest Period, stating the circumstances which have caused such notice to be given.
4.5	Suspension of drawdown
If the Lender's notice under Clause 4.4 is served before the Loan is advanced, the Lender's obligation to advance the Loan shall be suspended while the circumstances referred to in the Lender's notice continue.

4.6	Negotiation of alternative rate of interest
If the Lender's notice under Clause 4.4 is served after the Loan is made available, the Borrower and the Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Lender serves its notice under Clause 4.4 (the "Negotiation Period"), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the Loan during the Interest Period concerned.
4.7	Application of agreed alternative rate of interest
Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.
4.8	Alternative rate of interest in absence of agreement
If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding of the Lender in Dollars or in any available currency of the Loan plus (i) the Margin and (ii) any Mandatory Cost (if applicable); and the procedure provided for by this Clause 4.8 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.
4.9	Notice of prepayment
If the Borrower does not agree with an interest rate set by the Lender under Clause 4.8, the Borrower may give the Lender not less than 15 Business Days' notice of their intention to prepay at the end of the interest period set by the Lender.
4.10	Prepayment
A notice under Clause 4.9 shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon (and any other amount payable under Clause 19 or otherwise) at the applicable rate plus the Margin and the Mandatory Cost (if applicable) and, if the prepayment or repayment is not made on the last day of the interest period set by the Lender, any sums payable under Clause 19.1(b).
4.11	Application of prepayment
The provisions of Clause 7 shall apply in relation to the prepayment.
5	INTEREST PERIODS
5.1	Commencement of Interest Periods
The first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period which has to be on 1st or 15th of the relevant month (adjusted to coincide with Clause 7.2).
5.2            Duration of normal Interest Periods
Subject to Clauses 5.3 and 5.4, each Interest Period shall be:
(a)	3 months; or

(b)	such other period as the Lender may agree with the Borrower and notified by the Borrower to the Lender not later than 11.00 am (Copenhagen time) 2 Business Days before the commencement of the Interest Period.
5.3	Duration of Interest Periods for Repayment Instalments
In respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.
5.4	Non-availability of matching deposits for Interest Period selected
If, after the Borrower has selected (pursuant to Clause 5.2) and the Lender has agreed an Interest Period longer than 3 months, the Lender notifies the Borrower by 11.00 a.m. (Copenhagen time) on the first Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.
6	DEFAULT INTEREST
6.1	Payment of default interest on overdue amounts
The Borrower shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Borrower under any Finance Document which the Lender or other designated payee does not receive on or before the relevant date, that is:
(a)	the date on which the Finance Documents provide that such amount is due for payment; or
(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or
(c)	if such amount has become immediately due and payable under Clause 17.4, the date on which it became immediately due and payable.
6.2	Default rate of interest
Interest shall accrue on an overdue amount from (and including) the relevant date on which that amount became due until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 2 per cent. above:
(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 6.3(a) and 6.3(b); or
(b)	in the case of any other overdue amount, the rate set out at Clause 6.3(b) .
6.3	Calculation of default rate of interest
The rates referred to in Clause 6.2 are:
(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date on which that amount became due (but only for any unexpired part of any then current Interest Period applicable to it);
(b)	the aggregate of (i) the Margin and (ii) any Mandatory Cost (if applicable) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:
(i)	LIBOR; or

(ii)	if the Lender determines that Dollar deposits for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it from such other sources as the Lender may from time to time determine.
6.4	Notification of interest periods and default rates
The Lender shall promptly notify the Borrower of each interest rate determined by it under Clause 6.3 and of each period selected by it for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Lender's notification.
6.5	Payment of accrued default interest
Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.
6.6	Compounding of default interest
Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.
7	REPAYMENT AND PREPAYMENT
7.1	Amount of repayment instalments
The Borrower shall repay the Loan as follows:
(a)	by 28 equal consecutive quarterly repayment instalments in the amount of $500,000 each (the "Repayment Instalments" and each a "Repayment Instalment"); and
(b)	a balloon payment in the amount of $16,000,000.
7.2	Repayment Dates. Subject to the proviso below, the first Repayment Instalment of the Loan shall be repaid on the date falling 3 months after the Drawdown Date relative thereto and the last Repayment Instalment together with the balloon instalment on the Maturity Date Provided that the Lender may, on the first Repayment Date change the Repayment Dates so that thereafter they shall fall on either the 1st or the 15th (as the Lender may decide and notify in writing to the Borrower) of the relevant month to coincide with the interest payments to be made pursuant to Clause 5.1.
7.3	Maturity Date
On the Maturity Date, the Borrower shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.
7.4	Voluntary prepayment
Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period.
7.5	Conditions for voluntary prepayment
The conditions referred to in Clause 7.4 are that :
(a)	a partial prepayment shall be in an amount not less than $500,000 or a higher integral multiple thereof;

(b)	the Lender has received from the Borrower at least 5 Business Days' prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and
(c)	the Borrower has provided evidence satisfactory to the Lender that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any official regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with.
7.6	Effect of notice of prepayment
A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.
7.7	Mandatory prepayment
The Borrower shall be obliged to prepay the whole of the Loan if the Ship is sold or becomes a Total Loss:
(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or
(b)	in the case of a Total Loss, on the earlier of the date falling 150 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.
7.8	Amounts payable on prepayment
A prepayment shall be made together with accrued interest (and any other amount payable under Clause 19 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 19.1(b) but without premium or penalty.
7.9	Application of partial prepayment
Each partial prepayment shall be applied pro rata first against the outstanding Repayment Instalments and thereafter against the balloon instalment.
7.10	No reborrowing
No amount prepaid may be reborrowed .
7.11	Cancellation of Commitment
Any portion of the Loan which has not been borrowed by the last day of the Availability Period shall automatically be cancelled.
8	CONDITIONS PRECEDENT
8.1	Documents, fees and no default
The Lender's obligation to advance the Loan is subject to the following conditions precedent:
(a)	that, on or before the date of this Agreement, the Lender receives (i) the documents described in Part A of Schedule 2 in form and substance satisfactory to the Lender and its lawyers and (ii) payment of 50 per cent. of the upfront fee referred to in Clause 18.1;

(b)	that on or before the service of the Drawdown Notice, the Lender receives the documents described in Part B of Schedule 2 in form and substance satisfactory to it and its lawyers;
(c)	that, on or before the Drawdown Date the Lender receives payment of the remaining 50 per cent. of the upfront fee referred to in Clause 18.1 and has received payment of the expenses referred to in Clause 18.2;
(d)	that both at the date of the Drawdown Notice and at the Drawdown Date:
(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Loan;
(ii)	the representations and warranties in Clause 9.1 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;
(iii)	none of the circumstances contemplated by Clause 4.4 has occurred and is continuing; and
(iv)	there has been no material adverse change in the financial position, state of affairs or prospects of the Borrower, the Guarantor or any other Security Party in the light of which the Lender considers that there is a significant risk that the Borrower, the Guarantor or any other Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents to which it is a party as they fall due;
(e)	that, if the ratio set out in Clause 14.1 were applied immediately following the advance of the Loan, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and
(f)	that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may request by notice to the Borrower prior to the Drawdown Date.
8.2	Waiver of conditions precedent
If the Lender, at its discretion, permits the Loan to be borrowed before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date applicable to the Loan (or such longer period as the Lender may specify).
9	REPRESENTATIONS AND WARRANTIES
9.1	General
The Borrower represents and warrants to the Lender as follows .
9.2	Status
The Borrower is duly incorporated and validly existing and in good standing under the laws of the Republic of the Marshall Islands.
9.3	Share capital and ownership
The Borrower has an authorised share capital of five hundred (500) registered shares with par value of $0,01 each and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Guarantor.

9.4	Corporate power
The Borrower has the corporate capacity and has taken all corporate action and obtained all consents necessary for it:
(a)	to register the Ship in its name under an Approved Flag;
(b)	to execute the Finance Documents to which the Borrower is a party; and
(c)	to borrow the Loan under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which it is a party.
9.5	Consents in force
All the consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.
9.6	Legal validity; effective Security Interests
Each of the Finance Documents, to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):
(a)	constitute the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and
(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.
9.7	No third party Security Interests
Without limiting the generality of Clause 9.6, at the time of the execution and delivery of each Finance Document:
(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and
(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.
9.8	No conflicts
The execution by the Borrower of each Finance Document to which it is a party and the borrowing by the Borrower of the Loan (or any part thereof), and the Borrower's compliance with each Finance Document to which it is a party, will not involve or lead to a contravention of:
(a)	any law or regulation; or
(b)	the constitutional documents of the Borrower; or
(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

9.9	No withholding taxes
All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction ..
9.10	No default
No Event of Default or Potential Event of Default has occurred.
9.11	Information
All information which has been provided in writing by or on behalf of the Borrower or any Security Party to the Lender in connection with any Finance Document and satisfied the requirements of Clause 10.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 10.7; and there has been no Material Adverse Change in the financial position or state of affairs of the Borrower or the Guarantor from that disclosed in the latest of those accounts.
9.12	No litigation
No legal or administrative action involving the Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken.
9.13	Solvency
Neither is the Borrower insolvent nor in voluntary arrangement, liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of the Borrower or all or any part of its assets (and, for the purposes of this Clause 9.13, the Borrower will be deemed insolvent if it is unable to pay its debts within the meaning of s.123 of the Insolvency Act 1986).
9.14	Compliance with certain undertakings
At the date of this Agreement, the Borrower is in compliance with Clauses 10.2, 10.4, 10.9 and 10.13.
9.15	Taxes paid
The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower, its business or the Ship.
9.16	ISM Code and ISPS Code compliance
All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Approved Manager and the Ship have been complied with.
9.17	No money laundering
Without prejudice to the generality of Clause 2.2, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account, (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement and (iii) that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1of the Directive (91/308/EEC) of the Council of the European Communities).
9.18	Sanctions
(a)	The Borrower nor any Security Party:
(i)	is a Prohibited Person;
(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person; or
(iii)	owns or controls a Prohibited Person.
(b)	No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.
9.19	Repetition of representations and warranties
The representations and warranties set out in this Clause 9 would be true and not misleading if repeated on the first day of each Interest Period.
9.20	No immunity
Neither the Borrower nor any of its assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement).
10	GENERAL UNDERTAKINGS
10.1	General
The Borrower undertakes with the Lender to comply with the following provisions of this Clause 10 at all times during the Security Period, except as the Lender may otherwise permit.
10.2	Title; negative pledge and pari passu ranking
The Borrower will :
(a)	hold the legal title to, and own the entire beneficial interest in the Ship, the Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests; and
(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future; and
(c)	procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all of its other present and future unsecured liabilities, except for liabilities which are mandatory preferred by law.
10.3	No disposal of assets
The Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or
(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation, but paragraph (a) does not apply to any charter of the Ship as to which Clauses 13.12 and 13.13 apply.
10.4	No other liabilities or obligations to be incurred
The Borrower will not incur any liability or obligation except:
(a)	liabilities and obligations under the Finance Documents to which it is a party; and
(b)	liabilities or obligations reasonably incurred in the ordinary course of owning, operating and chartering the Ship.
10.5	Information provided to be accurate
All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document or any Approved Charter will be true and not misleading and will not omit any material fact or consideration.
10.6	Provision of financial statements
The Borrower will send or procure there are sent to the Lender:
(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Guarantor (commencing with the financial year that ended on 31 December 2014), the audited annual consolidated statements of the Group;
(b)	as soon as possible, but in no event later than 90 days after each six-month period ending on 30 June and 31 December in each financial year of the Guarantor (commencing with the six- month period ending 30 June 2015), the semi-annual consolidated unaudited statements of the Group (in the form in which they are published in the relevant press release) for such period certified as to their correctness by the chief financial officer of the Guarantor; and
(c)	promptly upon request by the Lender, such further information about the financial condition, commitments, budgets, fleet list, fleet employment status and operations of the Corporate Guarantor and its subsidiaries (including, for the avoidance of doubt, the Borrower) as the Lender may reasonably require.
10.7	Form of financial statements
All accounts (audited and unaudited) delivered under Clause 10.6 will:
(a)	be prepared in accordance with all applicable laws and GAAP consistently applied;
(b)	give a true and fair view of the state of affairs of the Group, at the date of those accounts and of its profit for the period to which those accounts relate; and
(c)	fully disclose or provide for all significant liabilities of the Group.

10.8	Shareholder and creditor notices
The Borrower will send the Lender, at the same time as they are despatched, copies of all communications which are despatched to the Borrower's shareholders or creditors or any class of them.
10.9	Consents
The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:
(a)	for the Borrower to perform its obligations under any Finance Document and any Approved Charter to which it is a party;
(b)	for the validity or enforceability of any Finance Document and any Approved Charter to which it is a party;
(c)	for the Borrower to own and operate and continue to own and operate the Ship; and
(d)	(without prejudice to its other obligations under the Finance Documents), for the Borrower to comply in all respects, with all laws and regulations to which it may be subject including, without limitation, all Environmental Laws and all intellectual property laws, and the Borrower will comply with the terms of all such consents.
10.10	Maintenance of Security Interests
The Borrower will:
(a)	at its own cost, do all that is necessary to ensure that any Finance Document to which it is a party validly creates the obligations and the Security Interests which it purports to create; and
(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or become necessary or desirable for any Finance Document to be valid, enforceable or has admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.
10.11	Notification of litigation
The Borrower will provide the Lender with details of any legal or administrative action involving the Borrower, any Security Party, the Group, the Approved Manager, the Ship, the Earnings or its Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.
10.12	Principal place of business
The Borrower will not:
(a)	change its place of business; and
(b)	establish, nor do anything as a result of which it would be deemed to have, a place of business in England or the United States.

10.13	Confirmation of no default
The Borrower will, within 2 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by an authorised director of the Borrower and which:
(a)	states that no Event of Default or Potential Event of Default has occurred; or
(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.
The Lender may serve requests under this Clause 10.13 from time to time; this Clause 10.13 does not affect the Borrower's obligations under Clause 10.14.
10.14	Notification of default
The Borrower will notify the Lender as soon as it becomes aware of:
(a)	the occurrence of an Event of Default or a Potential Event of Default; or
(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred and will keep the Lender fully up-to-date with all developments.
10.15	Provision of further information
The Borrower will, as soon as practicable after receiving the request, provide the Lender with any additional financial or other information relating:
(a)	to the Borrower, the Guarantor, the Approved Manager, the Ship, its Earnings or its Insurances and any Approved Charter, each other member of the Group and any other Fleet Vessel as the Lender may require; or
(b)	to any other matter relevant to, or to any provision of, a Finance Document which may be requested by the Lender at any time.
10.16	"Know your customer" checks
If:
(a)	any law or regulation and/or the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;
(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement;
(c)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
10.17	Provision of copies and translation of documents
If the Lender so requires, the Borrower will supply the Lender with a certified English translation in respect of any of those documents referred to above, such translation to be prepared by a translator approved by the Lender.
10.18	Ownership
The Borrower shall procure that there is no change in the legal ownership of its shares throughout the Security Period.
10.19	Material Adverse Change
There has been no Material Adverse Change since 27 February 2015.
11	CORPORATE UNDERTAKINGS
11.1	General
The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Lender may otherwise permit.
11.2	Maintenance of status
The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands.
11.3	Negative undertakings
The Borrower will not:
(a)	carry on any business other than the ownership, chartering and operation of the Ship; or
(b)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital if an Event of Default has occurred or could result from the payment of such dividend or the making of any other form of distribution; or
(c)	effect any form of redemption, purchase or return of share capital;
(d)	provide any form of credit or financial assistance to :
(i)	a person who is directly or indirectly interested in the Borrower's share or loan capital; or
(ii)	any company in or with which such a person is directly or indirectly interested or connected or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length;
(e)	open or maintain any account with any bank or financial institution except accounts with any bank acceptable to the Lender for the purposes of the Finance Documents;

(f)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;
(g)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative;
(h)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation; or
(i)	agree to purchase any vessel other than the Ship.
12	INSURANCE
12.1	General
The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Lender may otherwise permit.
12.2	Maintenance of obligatory insurances
The Borrower shall keep the Ship insured at the expense of such Borrower against:
(a)	fire and usual marine risks (including hull and machinery and excess risks);
(b)	war risks;
(c)	protection and indemnity risks; and
(d)	any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for the Borrower to insure (including, without limitation, those required by any public body, classification society having authority on the Borrower or the Ship) and which are specified by the Lender by notice to the Borrower.
12.3	Terms of obligatory insurances
The Borrower shall effect such insurances:
(a)	in Dollars;
(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) an amount equal to 120 per cent. of the Loan and (ii) the Market Value of the Ship (and in the case of hull and machinery risks (excluding any excess cover/increased value/hull interest) in an amount of at least equal to 80 per cent. of the Market Value of the Ship); and
(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market (currently $1,000,000,000);
(d)	in relation to protection and indemnity risks in respect of the Ship's full value and tonnage;
(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations .
12.4	Further protections for the Lender
In addition to the terms set out in Clause 12.3, the Borrower shall procure that the obligatory insurances shall:
(a)	subject always to paragraph (b), name the Borrower as the sole named assured unless the interest of every other named assured is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks;
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it and every other named assured has undertaken in writing to the Lender (in such form as it requires) that any deductible shall be apportioned between the Borrower and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;
(b)	in the case of any obligatory insurances against any risks other that protection and indemnity risks, and whenever the Lender requires name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;
(c)	name the Lender as loss payee with such directions for payment as the Lender may specify;
(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;
(e)	provide that obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and
(f)	provide that the Lender may make proof of loss if the Borrower fails to do so.
12.5	Renewal of obligatory insurances
The Borrower shall:
(a)	at least 21 days before the expiry of any obligatory insurance:

(i)	notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and
(ii)	obtain the Lender's approval to the matters referred to in paragraph (i);
(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender's approval pursuant to paragraph (a); and
(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.
12.6	Copies of policies; letters of undertaking
The Borrower shall ensure that all approved brokers provide the Lender with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Lender and including undertakings by the approved brokers that:
(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 12.4;
(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;
(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;
(d)	they will notify the Lender, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and
(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by the Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Lender.
12.7	Copies of certificates of entry
The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Lender with:
(a)	a certified copy of the certificate of entry for the Ship;
(b)	a letter or letters of undertaking in such form as may be required by the Lender; and
(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

12.8	Deposit of original policies
The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.
12.9	Payment of premiums
The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.
12.10	Guarantees
The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.
12.11	Restrictions on employment
The Borrower shall not employ the Ship, nor shall permit the Ship to be employed, outside the cover provided by any obligatory insurance.
12.12	Compliance with terms of insurances
The Borrower shall not do and shall not omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular:
(a)	it shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 12.6) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;
(b)	it shall not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;
(c)	it shall make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and
(d)	it shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.
12.13	Alteration to terms of insurances
The Borrower shall neither make nor agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.
12.14	Settlement of claims
The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

12.15	Provision of copies of communications
The Borrower shall provide the Lender, at the time of each such communication, with copies of all written communications between the Borrower and:
(a)	the approved brokers; and
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	the Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)	any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.
12.16	Provision of information
In addition, the Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:
(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 12.17 below or dealing with or considering any matters relating to any such insurances and the Borrower shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a).
12.17	Mortgagee's interest, additional perils insurance
The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee's interest marine insurance and a mortgagee's interest additional perils insurance each in an amount equal to at least 110 per cent. of the Loan, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which may be incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance. The Borrower acknowledges that the Lender may provide information to third parties in connection with the effectiveness, maintenance or renewal of the insurances referred to in this Clause 12.17 including, but not limited to, the name of the Ship, the IMO number and any other information in relation to the Secured Liabilities.
12.18	Review of insurance requirements
The Lender shall be entitled to review the requirements of this Clause 12 from time to time, in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lender significant and capable of affecting the Borrower or the Ship and its insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrower may be subject) and may appoint insurance consultants in relation to this review at the cost of the Borrower.

12.19	Modification of insurance requirements
The Lender shall notify the Borrower of any proposed modification under Clause 12.18 to the requirements of this Clause 12 which the Lender, may consider appropriate in the circumstances and, after consultation with the Borrower, such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 12 and shall bind the Borrower accordingly.
12.20	Compliance with mortgagee's instructions
The Lender shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require the Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Lender until the Borrower implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 12.19.
13	SHIP COVENANTS
13.1	General
The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 13 at all times during the Security Period in respect of the Ship except as the Lender may otherwise permit.
13.2	Ship's name and registration
The Borrower shall:
(a)	keep the Ship registered in its name under an Approved Flag;
(b)	not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and
(c)	not change the name or port of registry of its Ship without the prior written consent of the Lender.
13.3	Repair and classification
The Borrower shall keep the Ship in a good and safe condition and state of repair:
(a)	consistent with first-class ship ownership and management practice;
(b)	so as to maintain with the highest classification available for vessels of the same age, type and specification as the Ship free of overdue recommendations and conditions with a classification society which is acceptable to the Lender; and
(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the applicable Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.
13.4	Classification society undertaking
The Borrower shall instruct the classification society referred to in Clause 13.3:
(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records and any other related records held by the classification society in relation to the Ship;

(b)	to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of the Borrower and the Ship at the offices of the classification society and to take copies of them;
(c)	to notify the Lender immediately in writing if the classification society:
(i)	receives notification from the Borrower or any other person that the relevant Ship's classification society is to be changed; or
(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the relevant Ship's class under the rules or terms and conditions of the Borrower's or the relevant Ship's membership of the classification society; and
(d)	following receipt of a written request from the Lender:
(i)	to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or
(ii)	if the Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the classification society.
13.5	Modification
The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on the Ship which would or might materially alter the structure, type or performance characteristics of the Ship or reduce its value.
13.6	Removal of parts
The Borrower shall not remove any material part of the Ship, or any item of equipment installed on the Ship, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on the relevant Ship the property of the Borrower and subject to the security constituted by the relevant Mortgage Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.
13.7	Surveys
The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender provide the Lender, with copies of all survey reports.
13.8	Inspection
The Borrower shall, at its expense, permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections Provided that the Borrower shall be liable to pay the costs and expenses for no more than one such inspection in any calendar year so long as no Event of Default has occurred and is continuing in which case the Lender may (by surveyors or other persons appointed by it for that purpose) board that Ship and carry out such inspections at all times it deems fit.

13.9	Prevention of and release from arrest
The Borrower shall promptly discharge:
(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;
(b)	all taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and
(c)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances, and, forthwith upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.
13.10	Compliance with laws etc.
The Borrower shall:
(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Borrower;
(b)	not employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code;
(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit it to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the prior written consent of the Lender has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lender may require; and
(d)	comply with all applicable regulations (in the United States of America and, where relevant, elsewhere) with respect to maintenance of its Certificate of Financial Responsibility and other certificates of third party liability insurance so as to enable its Ship to trade fully at all times.
13.11	Provision of information
The Borrower shall promptly provide the Lender with any information which it requests regarding:
(a)	the Ship, its employment, position and engagements;
(b)	the Earnings and payments and amounts due to the Ship's master and crew;
(c)	any expenses incurred, or likely to be incurred, in connection with the trading, chartering, operation, maintenance or repair of the Ship and any payments made in respect of the Ship;
(d)	any towages and salvages; and
(e)	the Borrower's, the Approved Manager's or the Ship's compliance with the ISM Code and the ISPS Code,

and, upon the Lender's request, provide copies of any current charter relating to the Ship, of any current charter guarantee, the SMC and copies of the Borrower's or the Approved Manager's Document of Compliance.
13.12	Notification of certain events
The Borrower shall immediately notify the Lender by fax, confirmed forthwith by letter, of:
(a)	any casualty which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;
(d)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or the Earnings or any requisition of the Ship for hire;
(e)	any intended dry docking of the Ship;
(f)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;
(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Manager or otherwise in connection with the Ship; or
(h)	the Borrower's entry into an Approved Charter;
(i)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with, and the Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of the Borrower's, the Approved Manager's or any other person's response to any of those events or matters.
13.13	Restrictions on chartering, appointment of managers etc
The Borrower shall not:
(a)	let the Ship on demise charter or enter into any time or consecutive voyage charter for a term which exceeds, or which by virtue of any optional extensions may exceed, 36 months;
(b)	enter into any charter in relation to the Ship under which more than 2 months' hire (or the equivalent) is payable in advance;
(c)	charter the Ship otherwise than on bona fide arm's length terms at the time when the Ship is fixed;
(d)	appoint a manager of the Ship other than an Approved Manager or an affiliate of the Approved Manager or agree to any alteration to the terms of the Approved Manager's appointment;
(e)	de-activate or lay up the Ship; or
(f)	put the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed US$1,000,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or its Earnings for the cost of such work or for any other reason.
13.14	Notice of Mortgage
The Borrower shall keep the Mortgage registered against its Ship as a valid first priority mortgage, carry on board its Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of its Ship a framed printed notice stating that that Ship is mortgaged by the Borrower to the Lender.
13.15	Sharing of Earnings
The Borrower shall not:
(a)	enter into any agreement or arrangement for the sharing of any Earnings; and
(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due, the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of the Borrower to the Earnings; or
(c)	enter into any agreement or arrangement for the release, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.
13.16	ISPS Code
The Borrower shall comply with the ISPS Code and in particular, without limitation, shall:
(a)	procure that the Ship and the company responsible for the Ship's compliance with the ISPS Code comply with the ISPS Code; and
(b)	maintain for the Ship an ISSC; and
(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of any Ship.
13.17	Charter Assignment
If the Borrower enters into an Approved Charter, the Borrower shall, at the request of the Lender, execute in favour of the Lender an Approved Charterparty Assignment and shall:
(a)	serve notice of the Approved Charterparty Assignment on the charterer and procure that the charterer acknowledges such notice in such form as the Lender may approve or require; and
(b)	deliver to the Lender such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Schedule 2, Part A as the Lender may require.
14	SECURITY COVER
14.1	Minimum required security cover
Clause 14.2 applies if the Lender notifies the Borrower that:
(a)	the Market Value of the Ship; plus
(b)	the net realisable value of any additional security previously provided under this Clause 14 is below 125 per cent. of the Loan.

14.2	Provision of additional security; prepayment
If the Lender serves a notice on the Borrower under Clause 14.1, the Borrower shall prepay (in accordance with Clause 7) such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 1 month after the date on which the Lender's notice is served under Clause 14.1 (the "Prepayment Date"), unless at least 10 Business Days before the Prepayment Date it has provided or ensured that a Security Party or a third party has provided, additional security which, in the opinion of the Lender, has a net realisable value at least equal to the shortfall and which has been documented in such terms as the Lender may approve or require.
14.3	Valuation of Ship
The Market Value of the Ship (or any other Fleet Vessel) at any date during the Security Period is that shown by a valuation to be prepared:
(a)	as at a date not more than 14 days previously;
(b)	by an Approved Broker appointed by the Borrower and approved by and addressed to the Lender;
(c)	with or without physical inspection of the Ship (as the Lender may require);
(d)	on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment;
(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale,
Provided that if the Lender serves a notice on the Borrower under Clause 14.1, each of the Lender and the Borrower shall have the right to appoint (at the Borrower's expense) another Approved Broker to provide additional valuations of the Ship (addressed to the Lender and prepared in accordance with the terms of this Agreement) and the Market Value of the Ship shall be the arithmetic average of all three valuations.
14.4	Value of additional vessel security
The net realisable value of any additional security which is provided under Clause 14.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 14.3.
14.5	Valuations binding
Any valuation under Clause 14.2, 14.3 or 14.4 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Lender makes of any additional security which does not consist of or include a Security Interest.
14.6	Provision of information
The Borrower shall promptly provide the Lender and any Approved Shipbroker or expert acting under Clause 14.3 or 14.4 with any information which the Lender or the Approved Shipbroker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Lender (or the expert appointed by it) considers prudent.

14.7	Payment of valuation expenses
Without prejudice to the generality of the Borrower's obligations under Clauses 18.2, 18.3 and 19.3, the Borrower shall, on demand, pay the Lender the amount of the fees and expenses of any Approved Shipbroker or expert instructed by the Lender under this Clause for up to one valuation annually and a Illegal and other reasonable expenses incurred by the Lender in connection with any matter arising out of this Clause 14 Provided that other than the cost of the fees and expenses in respect of the valuations obtained prior to the Drawdown Date, the Borrower shall not be obliged to pay any fees and expenses in respect of more than one valuations in any calendar year unless an Event of Default has occurred or there is a breach of the security cover provisions in Clause 14.1 in which case the Borrower shall bear the cost of all valuations while such circumstances are in existence.
14.8	Frequency of Valuations
The Lender shall obtain valuations of the Ship under this Clause 14 for the purpose of determining the Initial Market Value of the Ship and the Borrower acknowledges and agrees that the Lender may commission valuations in accordance with Clause 14.3 in respect of the Ship at such times as the Lender shall deem necessary.
14.9	Application of prepayment
Clause 7 shall apply in relation to any prepayment pursuant to Clause 14.2.
15	PAYMENTS AND CALCULATIONS
15.1	Currency and method of payments
All payments to be made by the Borrower to the Lender under a Finance Document shall be made to the Lender:
(a)	by not later than 12.00 p.m. (New York City time) on the due date;
(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and
(c)	to the account of the Lender at Nordea Bank Finland pic, New York Branch (SWIFT: NDEAUS3N-ABA/Routing # 026010786 (Account No 7443423001), or to such other account with such other bank as the Lender may from time to time notify to the Borrower.
15.2	Payment on non-Business Day
If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:
(a)	the due date shall be extended to the next succeeding Business Day; or
(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day, and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

15.3	Basis for calculation of periodic payments
All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.
15.4	Lender accounts
The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.
15.5	Accounts prima facie evidence
If the account maintained under Clause 15.4 shows an amount to be owing by the Borrower or a Security Party to the Lender, that account shall be prima facie evidence that that amount is owing to the Lender.
16	APPLICATION OF RECEIPTS
16.1	Normal order of application
Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:
(a)	FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;
(b)	SECONDLY: in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;
(c)	THIRDLY: in or towards payment pro rata of any principal due but unpaid under this Agreement;
(d)	FOURTHLY: in or towards payment pro rata of any other amounts due but unpaid under any Finance Documents;
(e)	FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrower and the Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of this Clause; and
(f)	SIXTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.
16.2	Variation of order of application
The Lender may, by notice to the Borrower and the Security Parties, provide for a different manner of application from that set out in Clause 16.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.
16.3	Notice of variation of order of application
The Lender may give notices under Clause 16.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.
16.4	Appropriation rights overridden
This Clause 16 and any notice which the Lender gives under Clause 16.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.
17	EVENTS OF DEFAULT
17.1	Events of Default
An Event of Default occurs if:
(a)	the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or
(b)	any breach occurs of Clause 8.2, 9.3, 10.2, 10.3, 10,9, 11.2, 11.3, 12.2, 12.3, 13.2, 13.3, 13.9, 13.10, 13.12, 13.3, 14.2 or clause 12.3 {Financial Covenants) of the Guarantee; or
(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (b)) if, in the opinion of the Lender, such default is capable of remedy and such default continues unremedied 10 days after written notice from the Lender requesting action to remedy the same; or
(d)	(subject to any applicable grace period specified in any Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a), (b) or (c)); or
(e)	any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or
(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (exceeding, in the case of the Guarantor, $10,000,000 and in the case of the Borrower and any other Relevant Person, $500,000 (or the equivalent in any other currency) in aggregate):
(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or
(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or
(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or
(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or
(g)	any of the following occurs in relation to a Relevant Person:
(i)	a Relevant Person becomes, in the opinion of the Lender, unable to pay its debts as they fall due; or
(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress, or any form of freezing order, in respect of a sum of, or sums aggregating $500,000 or more or the equivalent in another currency;
(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or
(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or
(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or
(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or
(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person,(bb) the members or directors of a Relevant Person,(cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower and/or the Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or
(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or
(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or
(xi)	in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Lender is similar to any of the foregoing; or
(h)	the Borrower or any Security Party ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or
(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible :
(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document; or
(ii)	for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or
(j)	any consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any Security Party to comply with any provision which the Lender considers material of a Finance Document to which it is a party is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or
(k)	it appears to the Lender that, without its prior written consent, a change has occurred or probably has occurred after the date of this Agreement in the direct shareholders or the legal ownership of any of the shares in the Borrower or the Approved Manager or in the control of the voting rights attaching to any of those shares; or
(l)	any members of the Palios Family (either directly and/or indirectly through companies beneficially owned by any members of the Palios Family and/or trusts of foundations of which any member of the Palios Family are beneficiaries ceases to own and control in aggregate at least 10 per cent. of the issued common stock of the Corporate Guarantor; or
(m)	Mr. Simeon Palios ceases to hold directorship position in the Guarantor and active role in the decision making in respect of the Guarantor; or
(n)	without the prior consent of the Lender, the shares of the Guarantor cease to be listed on the New York Stock Exchange; or
(o)	any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance

Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or
(p)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or
(q)	an event of default occurs under any credit agreement entered or to be entered into between the Guarantor (or any of its subsidiaries (direct or indirect), affiliate or co- subsidiary thereof) as borrower and the Lender as lender;
(r)	any other event occurs or any other circumstances arise or develop including, without limitation:
(i)	a material adverse change in the financial position, state of affairs or prospects of any Relevant Person; or
(ii)	any accident or other event involving the Ship or another vessel owned, chartered or operated by a Relevant Person;
in the light of which the Lender considers that there is a significant risk that the Borrower or the Guarantor is, or will later become, unable to discharge its or their liabilities under the Finance Documents as they fall due.
17.2	Actions following an Event of Default
On, or at any time after, the occurrence of an Event of Default the Lender may:
(a)	serve on the Borrower a notice stating that all or part of the Commitment and of the other obligations of the Lender to the Borrower under this Agreement are cancelled; and/or
(b)	serve on the Borrower a notice stating that all or part of the Loan, together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or
(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b), the Lender is entitled to take under any Finance Document or any applicable law.
17.3	Termination of Commitment
On the service of a notice under Clause 17.2(a) the Commitment and all the obligations of the Lender to the Borrower under this Agreement shall be cancelled.
17.4	Acceleration of Loan
On the service of a notice under Clause 17.2(b) all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.
17.5	Multiple notices; action without notice
The Lender may serve notices under Clauses 17.2(a) or 17.2(b) simultaneously or on different dates and it may take any action referred to in Clause 17.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

17.6	Exclusion of Lender liability
Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or a Security Party:
(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or
(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused directly and mainly by the dishonesty or the wilful misconduct of the Lender's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.
17.7	Relevant Persons
In this Clause 17 a "Relevant Person" means the Borrower, the Guarantor, the Approved Manager or any other Security Party, and any other member of the Group.
17.8	Interpretation
In Clause 17.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 17.1(g) "petition" includes an application.
18	FEES AND EXPENSES
18.1	Upfront fee
The Borrower shall pay to the Lender a non-refundable upfront fee of $225,000 (representing 0.75 per cent. of the maximum amount of the Commitment) as follows:
(a)	50 per cent. on the date of this Agreement; and
(b)	50 per cent. on the Drawdown Date.
18.2	Costs of negotiation, preparation etc.
The Borrower shall pay to the Lender on its demand the amount of all expenses incurred by the Lender in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.
18.3	Costs of variations, amendments, enforcement etc.
The Borrower shall pay to the Lender, on the Lender's demand, the amount of all expenses incurred by the Lender in connection with:
(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;
(b)	any consent or waiver by the Lender concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 14 or any other matter relating to such security;
(d)	where the Lender, in its absolute opinion, considers that there has been a material change to the insurances in respect of the Ship, the review of the Insurances pursuant to Clause 12.18; or
(e)	any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.
There shall be recoverable under paragraph (e) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.
18.4	Documentary taxes
The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender's demand, fully indemnify the Lender against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.
18.5	Certification of amounts
A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 18 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.
19	INDEMNITIES
19.1	Indemnities regarding borrowing and reduction of Loan
The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, as a result of or in connection with:
(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;
(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;
(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document, on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 6);
(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 17, and in respect of any tax (other than tax on its overall net income or a FATCA Deduction) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.
19.2	Breakage costs
Without limiting its generality, Clause 19.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount).
19.3	Miscellaneous indemnities
The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by the Lender, in any country, as a result of or in connection with:
(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document;
(b)	any other Pertinent Matter,
other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Lender.
Without prejudice to its generality, this Clause 19.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law or any Sanctions.
19.4	Currency indemnity
If any sum due from the Borrower or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:
(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or
(b)	obtaining an order or judgment from any court or other tribunal; or
(c)	enforcing any such order or judgment,
the Borrower shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.
In this Clause 19.4, the "available rate of exchange" means the rate at which the Lender is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.
This Clause 19.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.
19.5	Certification of amounts
A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 19 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

19.6	Environmental Indemnity
Without prejudice to its generality, Clause 19.3 covers any claims, demands, proceedings, liabilities, taxes, losses or expenses of every kind which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, the ISM Code or the ISPS Code.
20	NO SET-OFF OR TAX DEDUCTION
20.1	No deductions
All amounts due from the Borrower under a Finance Document shall be paid:
(a)	without any form of set-off, cross-claim or condition; and
(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.
20.2	Grossing-up for taxes
If the Borrower is required by law to make a tax deduction from any payment:
(a)	the Borrower shall notify the Lender as soon as it becomes aware of the requirement;
(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;
(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.
20.3	Evidence of payment of taxes
Within one month after making any tax deduction, the Borrower concerned shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.
20.4	Exclusion of tax on overall net income
In this Clause 20.4, "tax deduction" means any deduction or withholding for or on account of any present or future tax except tax on the Lender's overall net income, other than a FATCA Deduction.
20.5	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, or that a form provided pursuant to paragraph (a)(i) above has ceased to be accurate or valid, that Party shall notify that other Party or provide a revised form reasonably promptly.
(c)	Paragraph (a) above shall not oblige Lender to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
20.6	FATCA Deduction
(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.
21	ILLEGALITY, ETC.
21.1	Illegality
This Clause 21 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:
(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or
(b)	contrary to, or inconsistent with, any regulation,
for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

21.2	Notification and effect of illegality
On the Lender notifying the Borrower under Clause 21.1, the Commitment shall terminate; and thereupon or, if later, on the date specified in the Lender's notice under Clause 21.1 as the date on which the notified event would become effective the Borrower shall prepay the Loan in full in accordance with Clause 7.
21.3	Mitigation
If circumstances arise which would result in a notification under Clause 21.1 then, without in any way limiting the rights of the Lender under Clause 21.2, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:
(a)	have an adverse effect on its business, operations or financial condition; or
(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage .
22	INCREASED COSTS
22.1	Increased costs
This Clause 22 applies if the Lender notifies the Borrower that it considers that as a result of:
(a)	the introduction or alteration after the date of this Agreement of a law, or a regulation or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or
(b)	the effect of complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement or
(c)	the implementation or application of or compliance with the "Basel Ill, a global regulatory framework for more resilient banks and banking systems", "Basel Ill: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010 ("Basel III") or any other law or regulation which implements Basel Ill (whether such implementation, application or compliance is by a government, regulator or the Lender or a parent company or affiliate of it), the Lender (or a parent company of it) has incurred or will incur an "increased cost".
In this Clause 22 "increased cost" means:
(i)	an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement of funding or maintaining the Loan or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums;

(ii)	a reduction in the amount of any payment to the Lender under this Agreement, or in the effective return which such a payment represents to the Lender, or on its capital;
(iii)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or
(iv)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement;
but not (aa) an item attributable to a change in the rate of tax on the overall net income of the Lender (or a parent company of it) or (bb) an item covered by the indemnity for tax in Clause 19.1or by Clause 20 or a FATCA Deduction.
For the purposes of this Clause 22.1 the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.
22.2	Payment of increased costs
The Borrower shall pay to the Lender, on its demand, for the account of the Lender the amounts which the Lender from time to time notifies the Borrower that it has specified to be necessary to compensate it for the increased cost.
22.3	Notice of prepayment
If the Borrower is not willing to continue to compensate the Lender for the increased cost under Clause 22.3, the Borrower may give the Lender not less than 10 Business Days' notice of its intention to prepay the Loan at the end of an Interest Period.
22.4	Prepayment; termination of Commitment
A notice under Clause 22.3 shall be irrevocable; and on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalties) the Loan together with accrued interest thereon at the applicable rate plus the Margin.
22.5	Application of prepayment
Clause 7 shall apply in relation to the prepayment.
23	SET-OFF
23.1	Application of credit balances
The Lender may without prior notice:
(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of the Lender, in or towards satisfaction of any sum then due from the Borrower to the Lender under any of the Finance Documents; and
(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;
(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.
23.2	Existing rights unaffected
The Lender shall not be obliged to exercise any of its rights under Clause 23.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).
23.3	No Security Interest
This Clause 23 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.
24	TRANSFERS AND CHANGES IN LENDING OFFICE
24.1	Transfer by Borrower
The Borrower may not, without the prior consent of the Lender:
(a)	transfer any of its respective rights, liabilities or obligations under any Finance Document; or
(b)	enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of, their rights or liabilities would vest in, or pass to, another person.
24.2	Assignment by Lender
The Lender may assign all or any of the rights and interests (present, future or contingent) which it has under or by virtue of the Finance Documents with the consent of the Borrower, such consent not to be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent 5 Business Days after the Lender has requested it unless such consent is expressly refused by the Borrower within that time Provided that the consent of the Borrower or any Security party will not be required under this Clause 24.2 in the following cases:
(a)	if such assignment is to a subsidiary or any other company or financial institution which is in the same ultimate ownership or control as the Lender;
(b)	if the transfer is imposed or required by central bank;
(c)	if the transfer is to a first-class bank or financial institution; or
(d)	following the occurrence of an Event of Default.
24.3	Rights of assignee
In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee of any of the Lender's rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.
24.4	Sub-participation; subrogation assignment
The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the

Borrower; and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.
24.5	Disclosure of information
The Lender may disclose to a potential assignee or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.
24.6	Change of lending office
The Lender may change its lending office by giving notice to the Borrower and the change shall become effective on the later of:
(a)	the date on which the Borrower receive the notice; and
(b)	the date, if any, specified in the notice as the date on which the change will come into effect .
24.7	Security over Lender's rights
In addition to the other rights provided to the Lender under this Clause 24, the Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:
(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)	if the Lender is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities except that no such charge, assignment or Security Interest shall:
(i)	release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the Lender under the Finance Documents.
25	VARIATIONS AND WAIVERS
25.1	Variations, waivers etc. by Lender
Subject to Clause 25.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.
25.2	Exclusion of other or implied variations
Except for a document which satisfies the requirements of Clause 25.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the

Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:
(a)	a provision of this Agreement or another Finance Document; or
(b)	an Event of Default; or
(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or
(d)	any right or remedy conferred by any Finance Document or by the general law, and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time .
26	NOTICES
26.1	General
Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.
26.2	Addresses for communications
A notice by letter or fax shall be sent:
(a)	to the Borrower :	c/o Approved Manager 16 Pendelis Street 175 64 Paleo Faliro Athens Greece

Attn: Chief Financial Officer

Fax No: +30 210 9470101

(b)	to the Lender :	Danish Ship Finance A/S (Danmarks Skibskredit A/S) Sankt-Annae Plads 3 DK-1250 Copenhagen K Denmark

Attn: Customer Relations

Fax No: +(45) 33 33 9666

or to such other address as the relevant party may notify the Lender.
26.3	Effective date of notices
Subject to Clauses 26.4 and 26.5:
(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.
26.4	Service outside business hours
However, if under Clause 26.3 a notice would be deemed to be served:
(a)	on a day which is not a business day in the place of receipt; or
(b)	on such a business day, but after 5 p.m. local time,
the notice shall (subject to Clause 26.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.
26.5	Illegible notices
Clauses 26.3 and 26.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.
26.6	Valid notices
A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:
(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or
(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.
26.7	English language
Any notice under or in connection with a Finance Document shall be in English.
26.8	Meaning of "notice"
In this Clause 26, "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.
27	SUPPLEMENTAL
27.1	Rights cumulative, non-exclusive
The rights and remedies which the Finance Documents give to the Lender are:
(a)	cumulative;
(b)	may be exercised as often as appears expedient; and
(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

27.2	Severability of provisions
If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.
27.3	Counterparts
A Finance Document may be executed in any number of counterparts .
27.4	Third party rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
28	LAW AND JURISDICTION
28.1	English law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.
28.2	Exclusive English jurisdiction
Subject to Clause 28.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.
28.3	Choice of forum for the exclusive benefit of the Lender
Clause 28.2 is for the exclusive benefit of the Lender, which reserves the rights:
(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and
(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.
28.4	Process agent
The Borrower irrevocably appoints Nicolaou & Co (for the attention of Antonis Nicolaou) at its registered office for the time being, presently at 25 Heath Drive, Potters Bar, Herts, EN6 lEN, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.
28.5	Lender's rights unaffected
Nothing in this Clause 28 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

28.6	Meaning of "proceedings"
In this Clause 28, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

 DRAWDOWN NOTICE

To:	Danish Ship Finance A/S (Danmarks Skibskredit A/S) Sankt Annae Plads 3 DK-1250 Copenhagen K Denmark

Attention: Loans Administration

April 2015

1	We refer to the loan agreement (the "Loan Agreement") dated [•] April 2015 and made between ourselves, as Borrower, and yourselves, as Lender, in connection with a loan facility of US$30,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.
2	We request to borrow the Loan as follows:
(a)	Amount: US$30,000,000;
(b)	Drawdown Date: [•] April 2015;
(c)	Duration of the first Interest Period shall be 3 months;
(d)	Payment instructions: account in [•].
3	We represent and warrant that:
(a)	the representations and warranties in Clause 9 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;
(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.
4	This notice cannot be revoked without the prior consent of the Lender.
5	[We authorise you to deduct the second instalment of the upfront fee referred to in Clause 18.1from the amount of the Loan.]

[Name of Signatory]

Authorised Signatory
for and on behalf of
LELU SHIPPING COMPANY INC.

SCHEDULE 2
CONDITION PRECEDENT DOCUMENTS
PART A
The following are the documents referred to in Clause 8.1(a).
1	A duly executed original of this Agreement and each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B of this Schedule 2.
2	Copies of the certificate of incorporation and constitutional documents of the Borrower, the Guarantor and Approved Manager and up to date original goodstanding certificates in respect of the Borrower, the Guarantor and the Approved Manager.
3	Copies of resolutions of the directors of the Borrower and each Security Party authorising the execution of the Finance Documents to which each is a party and, in the case of the Borrower, authorising named signatories to give the Drawdown Notice and other notices under this Agreement.
4	Copies of the resolutions of the executive committee of the Guarantor authorising the execution of the Finance Documents to which it is party.
5	The original of any power of attorney under which any Finance Document is to be executed on behalf of the Borrower or the Guarantor .
6	Documentary evidence showing that the Borrower is a wholly owned subsidiary of the Guarantor.
7	All documentation required by the Lender in relation to the Borrower and any Security Party pursuant to the Lender's "know your customer" requirements including, without limitation:
(a)	passports or any other documentation acceptable to the Lender of the persons signing this Agreement and any Finance Document on behalf of the Borrower or a Security Party; and
(b)	any other documentation and information as the Lender may deem necessary and/or advisable in order to comply with any law and/or regulation regarding money laundering and/or the financing of terrorist activities.
8	Documentary evidence that the agent for service of process named in Clause 28 has accepted its appointment.
9	If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.
10	Copy of the memorandum of agreement dated 8 December 2014 and made between the Borrower as buyer and Oldendorff Carriers GmbH & Co. KG, Lubeck, Germany as seller in relation to the acquisition of the Ship.
11	Copy of the Ship's main particulars.
12	A favourable legal opm1on from lawyers appointed by the Lender on such matters concerning the laws of the Marshall Islands, England and such other relevant jurisdictions as the Lender may require.

13	The financial statements of the Corporate Guarantor as described in clause 10.6 and 10.7 of the Loan Agreement.
14	Any other documents that the Lender may reasonably require in respect of the Borrower and any Security Party.
PART B
The following are the documents referred to in Clause 8.1(b) required before the Drawdown Date.
1	A duly executed original of the Mortgage, the General Assignment and any Approved Charterparty Assignment (and of each document to be delivered by each of them including, without limitation, any notice of assignment and loss payable clause) in respect of the Ship.
2	Documentary evidence that :
(a)	the Ship is definitively and permanently registered in the name of the Borrower under an Approved Flag;
(b)	the Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;
(c)	the Ship maintains +100Al Bulk Carrier, CSR, BC-A, Grab (25), (Hold Nos. 2+4+6+8 may be empty), ESP, ShipRight (ACS (B) CM) *IWS, Ll, ECO (IHM), + LMC, UMS with Lloyd's Register free of all recommendations and conditions of such classification society;
(d)	the Mortgage has been duly registered against the Ship in accordance with the laws and requirements of the applicable Approved Flag State; and
(e)	the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.
3	Documents establishing that the Ship will, as from the Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lender, together with:
(a)	a letter of undertaking executed by the Approved Manager in favour of the Lender in the terms required by the Lender agreeing certain matters in relation to the management of the Ship and subordinating the rights of the Approved Manager against the Ship and the Borrower to the rights of the Lender under the Finance Documents; and
(b)	copies of the Approved Manager's Document of Compliance and of the Ship's SMC and ISSC (together with any other details of the applicable safety management system which the Lender requires).
4	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Marshall Islands, the applicable Approved Flag State, England and such other relevant jurisdictions as the Lender may require.
5	A valuation of the Ship (at the cost of the Borrower), addressed to the Lender, stated to be for the purpose of this Agreement and otherwise prepared in accordance with Clause 14.3.
6	If the Ship is subject to an Approved Charter, a copy of the Approved Charter duly executed by the parties thereto.
7	A favourable opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the Ship as the Lender may require.

8	Copies of the certificates in respect of International Ship and Port Facility Security Code {ISPS) and the International Safety Management Code (including the guidelines on its implementation) {ISM), adopted by the International Maritime Organisation.
9	A copy of the certificate of insurance or other financial security in respect of civil liability for bunker oil pollution damage issued by the relevant certifying authority in relation to the Ship.
10	Documentary evidence that the agent for service of process named in Clause 28 has accepted its appointment.
11	Any other documents as the Lender may reasonably require in respect of the Borrower and any Security Party.
12	If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender .
Each of the documents specified in paragraphs 2, 3, 4, 10 and 11 of Part A and every other copy document delivered under this Schedule shall be certified as a true, complete and up to date copy by a director or the secretary (or equivalent officer) of the Borrower or a lawyer.

EXECUTION PAGE

BORROWER

SIGNED by Andreas Nikolaos Michalopoulos	)	/s/ Andreas Nikolaos Michalopoulos
for and on behalf of	)
LELU SHIPPING COMPANY INC.	)

/s/ VASSILIKI GEORGOPOULOS

VASSILIKI GEORGOPOULOS
SOLICITOR
WATSON FARLEY & WILLIAMS
48 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS·— GREECE

LENDER

SIGNED by Nadine Akleh	)	/s/ Nadine Akleh
for and on behalf of	)
DANISH SHIP FINANCE A/S	)
(DANMARKS SKIBSKREDIT A/S))

Witness to all	)
the above signatures	)

Name:
Address :		/s/ VASSILIKI GEORGOPOULOS

VASSILIKI GEORGOPOULOS
SOLICITOR
WATSON FARLEY & WILLIAMS
48 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS·— GREECE